Exhibit (c)(12) Project Blazing Star Discussion Materials February 28, 2025 [***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

-- Highly Confidential -- Centerview Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Board of Directors of Blazing Star in connection with its evaluation of a proposed transaction involving Blazing Star and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Blazing Star and Saturn (“Defined term for other relevant party”) and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Blazing Star and Saturn. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Blazing Star or any other entity, or concerning the solvency or fair value of Blazing Star or any other entity. With respect to financial forecasts Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Blazing Star as to the future financial performance of Blazing Star, and at your direction Centerview has relied upon such forecasts, as provided by Blazing Star’s management, with respect to Blazing Star. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performingthis financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s viewofthe actual value of Blazing Star. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of Blazing Star (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Blazing Star or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1

Appendix

-- Highly Confidential -- C Walk From VMD YE’27 Valuation to PV Per Share Under Current Proposed Transaction Structure Reflects current structure proposed by Saturn – up to $3.00 per share available to Blazing Star shareholders with sharing of net proceeds 70% / 30% between Blazing Star and Saturn, respectively Trading Precedent DCF Comps Transactions Low High Low High Low High CY'27 Enterprise Value $2,400 $3,300 $2,225 $2,825 $2,475 $3,375 (1) Forecasted VMD Cash Build $70 CY'27 Enterprise Value + VMD Cash Build $2,470 $3,370 $2,295 $2,895 $2,545 $3,445 (2) –– –– – – Proceeds Above Implied $3.8bn Cap Post-Cap Value $2,470 $3,370 $2,295 $2,895 $2,545 $3,445 % of Allocated to Blazing Star Shareholders 70% Value Allocated To B/S Shareholders $1,729 $2,359 $1,606 $2,026 $1,781 $2,411 (3) Discount Factor 73% Present Value of Post-Cap Value $1,268 $1,731 $1,178 $1,487 $1,307 $1,769 Blazing Star DSO 889 Present Value Per Share $1.43 $1.95 $1.33 $1.67 $1.47 $1.99 Illustrative Risk and Illiquidity Adjustment (30%) Risk-Adjusted PV Per Share $1.00 $1.36 $0.93 $1.17 $1.03 $1.39 (4) $1.94 $2.65 $1.81 $2.28 $2.00 $2.71 Memo: Headline Value Per Share Note: Dollars in millions unless otherwise stated. Enterprise value rounded to nearest $25mm. (1) Projected cash build by VMD from CY’Q2 2025 to YE 2027. (2) Reflects implied value of maximum proceeds required for Blazing Star Shareholders to received $3.00 per share assuming 70% / 30% of proceeds are shared 37 between Blazing Star and Saturn, respectively. (3) Reflects 11.5% discount rate. 73% discount factor reflects February 27, 2025 to December 31, 2027. (4) Reflects future value of Post-Cap Value allocated to Blazing Star shareholders divided by 889mm shares.